Exhibit 99.1

FOR IMMEDIATE RELEASE

February 16, 2012

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2011

Gillette, WY, February 16, 2012 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced results for the fourth quarter and full year 2011.

2011 Fourth Quarter and Full Year Highlights

•                  Record Adjusted EBITDA(1) of $351.7 million for the full year 2011 compared with $322.7 million for 2010; Adjusted EBITDA of $92.9 million in the fourth quarter 2011 compared with $69.6 million in the fourth quarter 2010.

•                  Record annual shipments of 95.6 million tons from our three operated mines.

•                  Unrestricted cash and investments increased to $479.5 million as we generated $296.8 million in cash from operations for the full year 2011 and released $111.0 million from previously restricted cash.  During the fourth quarter, we generated cash from operations of $84.3 million.

•                  2011 net income of $189.8 million resulting in Adjusted EPS(1) of $2.47.  Fourth quarter 2011 net income of $43.8 million and Adjusted EPS of $0.70.  Diluted fourth quarter 2011 EPS of $0.72 compared to $0.36 in the fourth quarter 2010; diluted full year 2011 EPS of $3.13 compared to $1.06 in full year 2010.

•                  Asian exports were up approximately 27 percent in the fourth quarter 2011 to 1.0 million tons from 0.8 million tons in the fourth quarter 2010.  For the full year, Asian exports were 4.7 million tons, up 42 percent from 3.3 million tons in the full year 2010.

•                  Proven and probable reserves increased to 1.37 billion tons at December 31, 2011, up from 970 million tons at year end 2010 due to the successful acquisition of coal leases at the Antelope mine in Wyoming.

“Our fourth quarter operations were on plan, resulting in record shipments and record Adjusted EBITDA for the full year 2011,” said Colin Marshall, President and Chief Executive Officer.  “In 2011, we focused on maximizing our export opportunities, substantially increasing our reserve base and controlling costs with great success.”

(1)     Defined later.

Operating Highlights (1)

	Q4	Q4	Full Year	Full Year
	2011	2010	2011	2010
Tons sold (in millions)	25.2	23.3	95.6	93.7
Realized price per ton sold	$13.06	$12.35	$12.92	$12.32
Average cost of product sold per ton	$9.15	$9.05	$9.12	$8.57

(1)           Includes the three company-operated mines only.

Shipments in the fourth quarter 2011 were up 8 percent over the fourth quarter 2010 due to strong operating performance, solid customer demand, and reliable rail service out of the Powder River Basin (PRB).  Shipments for the full year 2011 were up 2 percent over 2010.  The higher demand for our coal was primarily a result of our strong Asian export business.  Full year Asian exports increased 42 percent to 4.7 million tons, up from 3.3 million tons in 2010.

Adjusted EBITDA for 2011 rose 9 percent to a record $351.7 million, up from $322.7 million in 2010, driven by higher export sales, increased realized prices and tight cost controls.  The average price realized for a ton of coal in 2011 was up 4.9 percent to $12.92 from $12.32 in 2010.  Our average cost per ton was $9.12 in 2011, up from $8.57 in 2010 driven primarily by higher diesel prices throughout the year.  The 2011 full year operating margin was $3.80 per ton, up slightly from $3.75 per ton for full year 2010.

Net income for 2011 was $189.8 million up from $117.2 million in 2010.  This increase was due to strong Asian export demand and an increase in realized domestic prices.

Health, Safety and Environment Record

During 2011, of our nearly 1,400 full-time mine site employees, 17 suffered minor reportable injuries resulting in a MSHA All Injury Frequency Rate of 1.18, an increase over the full year 2010 rate of 0.58.  During 109 MSHA inspector days in 2011, we were issued 11 substantial and significant (S&S) citations, all of which have been satisfactorily resolved and resulted in total proposed fines of $8,234.  “Our 2011 safety performance was disappointing given the very low injury rates achieved in 2009 and 2010.  Thankfully the injuries that were incurred were relatively minor.  We are all focused on reducing the number of injuries in 2012,” said Marshall.

Reserves

The addition of the West Antelope II coal leases increased our year end proven and probable reserves to 1.37 billion tons, up from 970 million tons at the end of 2010.  These leases increased our overall reserves by 40 percent.  The West Antelope II reserves contain some of the lowest sulfur and highest energy coal in the southern PRB, which is particularly well suited to help utilities meet proposed EPA emissions regulations.  As previously disclosed, the West Antelope II leases are subject to pending legal challenges against the Bureau of Land Management (BLM) and the Secretary of the Interior by environmental organizations.  The Maysdorf II lease, which includes tracts we nominated adjacent to our Cordero Rojo mine, is expected to be scheduled by the BLM for lease in late 2012 or early 2013.

Operations

Our operations performed well during 2011 in spite of a wet spring, which made conditions at the mines difficult, and extensive Midwestern flooding, which impacted U.S. rail capacity during the second and third quarters.  During the period of reduced train shipments, the mines focused on reclamation and overburden removal, which allowed the increase in shipments in the fourth quarter when more trains were available. Our continuing efforts to improve operational efficiency and maintenance practices resulted in full year 2011 costs of $9.12 per ton, at the low end of our guidance range.  For 2012, the operations are well placed as several major maintenance jobs were completed on draglines and shovels and two additional shovels were added to our fleet.

Exports

Full year 2011 Asian exports of 4.7 million tons were up 42 percent from 2010 as we were able to opportunistically increase our exports through the Westshore terminal and ship 0.7 million lower margin tons through the Ridley terminal.  We currently plan to ship approximately four million tons through Westshore and approximately 0.3 million tons through Ridley in 2012.  However, the anticipated capacity expansion work and resulting downtime at Westshore could impact planned shipments in 2012; we are working closely with Westshore to minimize any disruption.  As usual, we will look for opportunities to increase our 2012 exports if terminal capacity becomes available and market conditions are supportive.  We currently have no additional shipments planned through the

Ridley terminal as prevailing international prices and the long multi-line rail haul make new sales uneconomic.  If market conditions improve, we will evaluate opportunities for more sales through the Ridley terminal.  Additionally, we shipped limited tonnage through the Great Lakes and through the Gulf of Mexico to customers in Europe during 2011.  We will continue to evaluate additional opportunities throughout 2012.

During the fourth quarter, we entered a multi-year agreement with an established Korean representative as part of our long-term plan to build on our strong Asian export position.  On an exclusive basis, the representative will provide us with key marketing and consulting services relating to sales to customers in South Korea.  This agreement replaces our earlier engagement of Rio Tinto for marketing services relating to Asian exports.

Balance Sheet and Cash Flow

Cash flow from operations totaled $84.3 million for the fourth quarter of 2011 compared to $63.9 million for the fourth quarter 2010.  Capital expenditures (excluding capitalized interest) were $26.7 million for the fourth quarter 2011 compared to $27.9 million for fourth quarter 2010.  Cash flow from operations was $296.8 million for 2011 down from $324.8 million for full year 2010.  Capital expenditures were $142.7 million for the full year 2011 (including $34 million of capitalized interest) compared to $91.6 million for the full year 2010, (including $27 million of capitalized interest).  In addition, coal lease payments of $133.2 million were made in 2011.  This was up from $63.8 million in 2010 due to the first payments on the West Antelope leases.

Unrestricted cash and investments as of December 31, 2011 were $479.5 million, up from $340 million at December 31, 2010.  “Supported by our continued strong operational performance, we were able to secure reductions in collateral requirements from almost all of our surety bond providers, thereby releasing $111.0 million of restricted cash during 2011,” said Michael Barrett, Chief Financial Officer.  “Our total available liquidity as of December 31, 2011 was $969 million, up 33 percent from the $730 million year end 2010 level.”

Outlook

While the current near-term outlook for the domestic coal markets is uncertain, we believe Cloud Peak Energy is well placed for 2012 and 2013.  Consistent with our marketing strategy, we are entering 2012 substantially sold out for our planned production.  We have also contracted 73.3 million tons to be delivered in 2013.  This approach allows us to run our production, maintenance and procurement operations more efficiently and safely, which helps to control costs and allows time to focus on operational improvements.  Our coal shipments for 2012 are expected to be between 92.5 million tons and 96.5 million tons.  For 2012, we have currently contracted to sell 94.3 million tons, of which 88.9 million tons are under fixed-price contracts with a weighted-average price of $13.47 per ton.  Assuming constant prices of $10.00 per ton for 8800 Btu quality coal and $9.00 per ton for 8400 Btu quality coal on our indexed tons, the expected total realized price for 2012 would be approximately $13.27 per ton.  For 2013, we have currently contracted to sell 73.3 million tons from our three company-operated mines.  Of this committed 2013 production, 58.3 million tons are under fixed-price contracts with a weighted-average price of $14.27 per ton.  During the last quarter of 2011, we chose not to contract many tons as uncertainty over EPA regulations and depressed natural gas prices reduced coal prices significantly.

The current exceptionally mild winter has dramatically decreased demand for electricity: since October 2011, heating degree days are down by 17 percent compared to normal, and electricity demand is estimated to be down by 3.3 percent.  This lack of demand is a major factor behind the current low near-term gas and coal prices.  Unless there is a dramatic cold snap, these conditions are expected to persist until the summer.  However, due to the current low snow pack, 2012 hydro-electric generation is likely to be significantly below the high 2011 levels through the summer.  Assuming a normal summer cooling season restores electricity demand, gas prices and coal prices are expected to increase later in the year, only then will it be possible to gauge the impact of increased natural gas production on coal prices and demand.

The announcement of the EPA’s Cross State Air Pollution Rule (CSAPR) and then its subsequent stay by the federal court, together with the EPA’s Mercury and Air Toxics Standard (MATS) rule, has caused uncertainty regarding how and when power plants will meet the necessary regulatory requirements.  In turn, this is causing uncertainty as utilities consider their fuel alternatives and demand for coal.  The low natural gas prices and environmental regulations appear to be impacting demand for higher cost coal from basins outside of the PRB most significantly.  As the lowest cost major basin in the U.S. producing some of the lowest sulfur coal, we believe that demand for PRB coal will remain resilient despite the current uncertainties.

2012 Guidance — Financial and Operational Estimates

For 2012, we are enhancing our guidance information to include an Adjusted EBITDA range to assist our investors in better understanding management’s current expectations for the full year performance of our core operations.

The following table provides our current outlook and assumptions for selected 2012 financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines	92.5 - 96.5 million tons
Committed sales with fixed prices	Approximately 88.9 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.47 per ton
Adjusted EBITDA	$300 - $370 million
Net interest expense	Approximately $30 million
Depreciation, depletion and accretion	$105 - $115 million
Effective income tax rate (1)	Approximately 36%
Capital expenditures (2)	$70 - $90 million
Committed federal coal lease payments	$129 million

(1)           Excluding impact of the Tax Receivable Agreement.

(2)           Excluding capitalized interest and federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on February 16, 2012 to review the results and current business conditions.  The call will be webcast live over the internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 800.510.9661 (domestic) or 617.614.3452 (international) and entering pass code 46519770.

Following the live web cast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 95978431.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2012 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing capacity; (2) anticipated economic conditions and demand by domestic and foreign utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from  natural gas and other alternative sources of energy used to generate electricity; (4)

coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the prices we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations or the utility industry; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the income statement impacts, as applicable, of: (1) the Tax Receivable Agreement including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) our significant broker contract that expired in the first quarter of 2010, and (3) marked-to-market adjustments for derivative financial instruments. Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$402,487	$345,801	$1,553,661	$1,370,761
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	295,566	259,907	1,151,117	978,914
Depreciation and depletion	28,590	24,811	87,127	100,023
Amortization	—	—	—	3,197
Accretion	3,049	2,596	12,469	12,499
Selling, general and administrative expenses	13,575	16,435	52,480	63,594
Asset impairment charges	—	659	—	659
Total costs and expenses	340,780	304,408	1,303,193	1,158,886
Operating income	61,707	41,393	250,468	211,875
Other income (expense)
Interest income	133	154	592	565
Interest expense	(6,346)	(10,752)	(33,866)	(46,938)
Tax agreement expense	—	—	(19,854)	(19,669)
Other, net	2,140	34	2,105	157
Total other expense	(4,073)	(10,564)	(51,023)	(65,885)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	57,634	30,829	199,445	145,990
Income tax (expense) benefit	(13,474)	(1,770)	(11,449)	(31,982)
Earnings from unconsolidated affiliates, net of tax	(341)	690	1,801	3,189
Net income	43,819	29,749	189,797	117,197
Less: Net income attributable to noncontrolling interest	—	16,868	—	83,460
Net income attributable to controlling interest	$43,819	$12,881	$189,797	$33,737

Amounts attributable to controlling interest common stockholders:
Net income	$43,819	$12,881	$189,797	$33,737

Earnings per common share attributable to controlling interest:
Basic	$0.73	$0.36	$3.16	$1.06
Diluted	$0.72	$0.36	$3.13	$1.06
Weighted-average shares outstanding - basic	60,007	35,713	60,004	31,889
Weighted-average shares outstanding - diluted	60,741	35,713	60,637	31,889

CLOUD PEAK ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$404,240	$340,101
Restricted cash	71,245	182,072
Investments in marketable securities	75,228	—
Accounts receivable, net	95,247	65,173
Due from related parties	471	434
Inventories	71,648	64,970
Deferred income taxes	37,528	21,552
Other assets	15,294	17,449
Total current assets	770,901	691,751

Noncurrent assets
Property, plant and equipment, net	1,350,135	1,008,337
Goodwill	35,634	35,634
Deferred income taxes	132,828	140,985
Other assets	29,821	38,400
Total assets	$2,319,319	$1,915,107
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$71,427	$81,975
Royalties and production taxes	136,072	127,038
Accrued expenses	65,928	51,197
Current portion of tax agreement liability	19,113	18,226
Current portion of federal coal lease obligations	102,198	54,630
Other liabilities	4,971	4,880
Total current liabilities	399,709	337,946

Noncurrent liabilities
Tax agreement liability, net of current portion	151,523	171,885
Senior notes	596,077	595,684
Federal coal lease obligations, net of current portion	186,119	63,659
Asset retirement obligations, net of current portion	192,707	182,170
Other liabilities	42,795	32,564
Total liabilities	1,568,930	1,383,908

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 60,923 and 60,878 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	609	609
Additional paid-in capital	536,301	502,952
Retained earnings	232,093	42,296
Accumulated other comprehensive loss	(18,614)	(14,658)
Total equity	750,389	531,199
Total liabilities and equity	$2,319,319	$1,915,107

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$189,797	$117,197
Depreciation and depletion	87,127	100,023
Amortization	—	3,197
Accretion	12,469	12,499
Asset impairment charges	—	659
Earnings from unconsolidated affiliates	(1,801)	(3,189)
Distributions of income from unconsolidated affiliates	5,250	35
Deferred income taxes	(11,224)	28,503
Tax agreement expense	19,854	19,669
Stock compensation expense	8,796	7,234
Marked-to-market adjustments	(2,275)	—
Other, net	11,506	4,718
Changes in operating assets and liabilities:
Accounts receivable, net	(30,074)	17,636
Inventories	(6,452)	(638)
Due to or from related parties	(37)	7,906
Other assets	4,436	(10,090)
Accounts payable and accrued expenses	26,327	27,040
Tax agreement liability	(9,409)	(1,685)
Asset retirement obligations	(7,506)	(5,938)
Net cash provided by operating activities	296,784	324,776
Investing activities
Purchases of property, plant and equipment	(142,722)	(91,639)
Investments in marketable securities	(75,228)	—
Initial payment on federal coal leases	(69,407)	—
Return of restricted cash	110,972	116,533
Restricted cash deposit	—	(218,425)
Other	713	1,511
Net cash used in investing activities	(175,672)	(192,020)
Financing activities
Principal payments on federal coal leases	(54,630)	(50,768)
Distributions to former parent	—	(10,203)
Other	(2,343)	—
Net cash used in financing activities	(56,973)	(60,971)

Net increase in cash and cash equivalents	64,139	71,785
Cash and cash equivalents at beginning of period	340,101	268,316
Cash and cash equivalents at end of period	$404,240	$340,101
Supplemental cash flow
Interest paid	$62,792	$69,317
Income taxes paid, net	$6,161	$9,120
Supplemental noncash investing and financing activities
Obligations to acquire federal coal leases and other mineral rights	$224,658	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$43.8	$29.7	$189.8	$117.2
Interest income	(0.1)	(0.2)	(0.6)	(0.6)
Interest expense	6.3	10.8	33.9	46.9
Income tax expense	13.5	1.8	11.4	32.0
Depreciation and depletion	28.6	24.8	87.1	100.0
Amortization	—	—	—	3.2
Accretion	3.0	2.6	12.5	12.5
EBITDA	95.1	69.5	334.1	311.3
Tax agreement expense(1)	—	—	19.9	19.7
Marked-to-market adjustments	(2.3)	—	(2.3)	—
Expired significant broker contract	—	0.1	—	(8.2)
Adjusted EBITDA	$92.9	$69.6	$351.7	322.7

(1)                                  Changes to related deferred taxes are included in income tax expense.

Due to the tabular presentation of rounded amounts, totals may reflect insignificant rounding differences.

Adjusted EPS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010 (1)	2011	2010 (1)
Diluted earnings per common share
attributable to controlling interest	$0.72	$0.36	$3.13	$1.06
Tax agreement expense including tax impacts
of IPO and Secondary Offering	—	—	(0.63)	0.78
Marked-to-market adjustments	(0.02)	—	(0.02)	—
Expired significant broker contract	—	—	—	(0.10)
Adjusted EPS	$0.70	$0.36	$2.47	$1.74
Weighted-average shares outstanding (in millions)	60.7	35.7	60.6	31.9

(1)                                  In conjunction with preparing our 2011 consolidated financial statements, we identified a clerical error in the computation of the 2010 weighted average shares outstanding which resulted in an understatement of earnings per share and Adjusted EPS for the three months and twelve months ended December 31, 2010.  The previously reported earnings per share balances for the three months and twelve months ended December 31, 2010 of $0.28 and $0.98, respectively, have been corrected to $0.36 and $1.06, respectively. The previously reported Adjusted EPS balances for the three months and twelve months ended December 31, 2010 of $0.29 and $1.62, respectively, have been corrected to $0.36 and $1.74, respectively.  This clerical error overstated the weighted average shares outstanding balances, both basic and diluted, for each of these periods due to the inclusion of the 60,000,000 post-Secondary Offering shares outstanding from November 15, 2010 as opposed to the correct date of December 15, 2010.  The previously reported weighted average share outstanding balances for the three months and twelve months ended December 31, 2010 of 45.3 million shares and 34.3 million shares, respectively, have been corrected to 35.7 million shares and 31.9 million shares, respectively.  We have assessed the impact of these adjustments and determined that the error is immaterial to our 2010 consolidated financial statements and does not affect our 2011 consolidated financial statements.

Tons Sold

(in thousands)

	Q4	Q3	Q2	Q1	Q4	Q3	Year	Year
	2011	2011	2011	2011	2010	2010	2011	2010
Mine
Antelope	9,948	8,901	9,059	9,166	9,011	9,481	37,075	35,896
Cordero Rojo	10,070	9,968	9,225	10,193	9,223	10,272	39,456	38,500
Spring Creek	5,161	5,502	4,729	3,714	5,082	5,338	19,106	19,336
Decker (50% interest)	473	432	426	218	369	392	1,549	1,402
Total	25,652	24,803	23,439	23,291	23,685	25,483	97,186	95,134